                           Alpha Wire Corporation


                          ASSET PURCHASE AGREEMENT

                                  between

                        BELDEN WIRE & CABLE COMPANY

                                  as Buyer

                                    and

                           ALPHA WIRE CORPORATION

                                 as Seller



                          Dated November 21, 1996







































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                             TABLE OF CONTENTS


                                                                       Page

1.  CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . .  8

2.  PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . 17

3.  REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . 30

4.  REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . 54

5.  PRE-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . 56

6.  POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . 60

7.  CONDITIONS TO OBLIGATION TO CLOSE  . . . . . . . . . . . . . . . . . 79

8.  REMEDIES FOR BREACHES OF THIS AGREEMENT  . . . . . . . . . . . . . . 84

9.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 89

10. GENERAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . 91

11. DISPUTE RESOLUTION   . . . . . . . . . . . . . . . . . . . . . . . . 95






























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Alpha Wire Corporation


                          ASSET PURCHASE AGREEMENT


    This Asset Purchase Agreement is entered into as of November 21, 1996,

by Belden Wire & Cable Company, a Delaware corporation, or its designated

Affiliate ("Buyer"), and Alpha Wire Corporation, a New Jersey corporation

("Seller").  (The Buyer and the Seller may be individually referred to as a

"Party" and collectively as the "Parties").

    This Agreement contemplates a transaction in which the Buyer will purchase certain assets in exchange for cash and the assumption of certain liabilities.

    Now, the Parties agree as follows:



1.  CERTAIN DEFINITIONS

    1.1. "Active Employee" means an employee of the Business who on the

         Closing Date is either (i) at work or (ii) absent from work solely because of (a) holiday, (b) vacation, (c) illness or disability which has prevented, or is expected to prevent, the employee from working at his or her assigned job for no longer than three months in total duration (including time before and after the Closing

         Date),  or (d) leave of absence which has lasted or is expected to last no longer than three months in total duration (including time before and after the Closing Date) or which is for military duty.

    1.2  "Affiliate" means any Person that directly or indirectly controls,

         is controlled by or is under common control with the named party.

    1.3  "Agreement" means this Asset Purchase Agreement.

    1.4  "Ancillary Agreements" means collectively the Non-compete Covenant and Confidentiality Agreement of Philip R. Cowen (Exhibit 1.4A),




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         the Letter of Credit (Exhibit 1.4B) and the Supply Agreement

         (Exhibit 1.4C).

    1.5  "Assets" means all right, title, and interest in and to all of the assets of the Business, including without limitation all of its

         (a) real property, leaseholds, subleases, improvements, fixtures,

         fittings, easements, rights-of-way and other appurtenants, (b)

         tangible personal property (such as machinery, and all other equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods,

         furniture, fixtures, fittings, automobiles, trucks, tractors,

         trailers, tools, jigs, and dies), (c) Intellectual Property

         (including the right to use the name "Alpha", "Alpha Wire" and any other name used by Seller in the Business), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against

         infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) non-real property leases, subleases, and rights thereunder, (e) agreements,

         contracts, and rights thereunder, (f) indentures, mortgages,

         instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, all of which are in favor of the Seller and none of which involve the Seller as being an obligor, (g) accounts, notes, and other receivables in favor of the Seller, (h) securities, (i) claims, deposits, lockboxes,

         prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (other than any right of refund for the payment of income Taxes), (j)



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         franchises, approvals, permits, licenses, orders, registrations,

         certificates, variances, and similar rights obtained from

         governments and governmental agencies, (k) books, records, ledgers files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials,

         advertising and promotional materials, studies, reports, and other printed or written materials, and (l) all other property, right and assets of any kind not otherwise described in (a)-(k) above,

         whether tangible or intangible, used in or relating to the

         Business; provided, however, that the Assets shall not include the

         Retained Assets.

    1.6  "Assumed Liabilities" means those Liabilities of the Seller with respect to the Business other than Retained Liabilities incurred in the Ordinary Course:

          1.6.1     that are listed on the Final Closing Balance Sheet, to

                    the extent and only to the extent of the amounts of

                    such items so listed, or

         1.6.2      that arise after the Closing under contracts entered

                    into by the Seller which are not reflected on the

                    Final Closing Balance Sheet, but (i) are listed under

                    Section 3.14 of the Disclosure Schedule as "Contracts

                    Being Assumed by Buyer"; or (ii) not so listed on

                    Schedule 3.14 but were entered into in the Ordinary

                    Course for the purchase of goods or services to the

                    Business or for the sale of wire and cable products by

                    the Business.

    1.7  "Balance Sheet Payment" has the meaning assigned in Section 2.5.



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    1.8  "Business" means the business conducted by the Alpha Wire Division of Seller involving the design, development and distribution of wire and cable products.

    1.9  "Buyer's Indemnified Group" has the meaning assigned in Section

         8.2.

    1.10 "Buyer's Letter" has the meaning assigned in Section 2.8.

    1.11 "Claim" has the meaning assigned in Section 11.1.

    1.12 "Closing" means the meeting held on the Closing Date at which the

         Parties consummate the contemplated transactions.

    1.13 "Closing Date" has the meaning assigned in Section 2.17.

    1.14 "Code" means the Internal Revenue Code of 1986, as amended.

    1.15 "Consents" has the meaning assigned in Section 5.2.

    1.16 "Disclosure Schedule" has the meaning assigned in Article 3.

    1.17 "Employee Benefit Plan" means each employee pension benefit plan or arrangement, profit sharing plan or savings plan (including any

         401(k) plan), each employee welfare benefit plan and each bonus,

         incentive compensation, deferred compensation, severance or similar plan, policy, contract or payroll practice providing compensation or employee benefits maintained by,  on behalf of, or for the benefit of the Seller or to which the Seller is a

         participating employer or is obligated to contribute or has any legally enforceable liability and under which any employee participates or has accrued any rights or under which the Seller is liable in respect of an employee.

    1.18 "Environmental Laws" shall include any federal, state or local law, regulation, rule, standard, order or decree relating to protection of health, safety or the environment and applicable to



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         the business or activities of Seller or conditions resulting therefrom, including without limitation, the Comprehensive

         Environmental Response, Compensation and Liability Act of 1980, as

         amended, 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Solid Waste

         Disposal Act, as amended, 42 U.S.C. Section 7401 et seq., the Toxic

         Substances Control Act, 15 U.S.C. Section 2601 et seq., the Water

         Pollution Control Act, as amended, 33 U.S. C.  Section 1251 et seq and the New Jersey Industrial Site Recovery Act N.S.S.A. B:1K-6 et

         seq. ("ISRA").

    1.19 "ERISA" means the Employee Retirement Income Security Act of 1974,

         as amended.

    1.20 "Final Closing Date Net Asset Value" has the meaning assigned in

         Section 2.15.

    1.22 "Financial Statements" has the meaning assigned in Section 3.6.

    1.23 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

    1.24 "Indemnified Party" has the meaning assigned in Section 8.4.

    1.25 "Indemnifying Party" has the meaning assigned in Section 8.4.

    1.26 "Intellectual Property" means all (i) patents, patent applications, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, and improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v)

         computer software, data and documentation, (vi) trade secrets and



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         confidential information and (vii) copies and tangible embodiments of any of the foregoing (in whatever form or medium).

    1.27 "Letter of Credit" means the Letter of Credit to be issued by a bank reasonably acceptable to Buyer and delivered to Buyer at

         Closing, in the form attached as Exhibit 1.4B except for the name of the issuing bank and the other blanks appropriately completed.

    1.28 "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes,

         any damage or loss of any kind (including consequential, special,

         punitive, and incidental), any judgment, settlement, expense or cost (including those relating to any investigation or any defense or prosecution of any proceedings), and any reasonable fees and expenses of attorneys, accountants, experts and other consultants.

    1.29 "Most Recent Financial Statements" has the meaning assigned in

         Section 3.6.

    1.30 "Most Recent Month End" has the meaning assigned in Section 3.6.

    1.31 "Most Recent Year End" has the meaning assigned in Section 3.6.

    1.32 "Occurrence" means an event, incident, accident, or condition,

         including without any limitation which results from an act or omission (including without limitation the sale of products and continuous or repeated exposure to conditions which result in bodily injury, death or damage of any kind).

    1.33 "Ordinary Course" means the ordinary course of business of Seller consistent with past custom and practice (including with respect to quantity, quality and frequency).





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    1.34 "Peg Statement of Net Assets" has the meaning assigned in Section

         2.6.

    1.35 "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization, or any other form of business or legal entity or government authority.

    1.36 "Preliminary Closing Date Net Asset Value" has the meaning assigned in Section 2.7.

    1.37 "Preliminary Closing Balance Sheet" has the meaning assigned in

         Section 2.7.

    1.38 "Purchase Price" has the meaning assigned in Section 2.3.

    1.39 "Regulated Materials" includes any chemical, pollutant,

         contaminant, condition, petroleum or petroleum products, hazardous or toxic substance, and any other substance, material or waste defined as such or subject to regulation in any manner whatsoever under any Environmental Law.

    1.40 "Retained Assets" means all right, title and interest in and to

         (i) cash and cash equivalents (including any "over draft"

         accounts) outstanding on the Closing Date, (ii) repayment

         obligations outstanding on the Closing Date arising from loans made prior to the date hereof to shareholders, directors,

         officers, employees or other related parties, (iii) all Regulated

         Materials in, on, under or relating to any of the foregoing or any of the Assets except to the extent currently used by Seller in the conduct of the Business in the Ordinary Course and in accordance with Environmental Laws, (iv) intercompany amounts to the extent those amounts relate to investments in or permanent advances to the Cowen Cable Division or Insul-Tab Division of Seller or to any



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         other Affiliates of Seller, (v) any life insurance policies for any shareholder of Seller (including the cash surrender value of such policies and any receivables for premiums in excess of the cash surrender value of such policies), (vi) to the extent not used in the Business, the assets of Seller's Cowen Cable and

         Insul-Tab Divisions or the assets of Seller's Affiliates, (vii)

         the Trust Agreement ("Rabbi Trust"), dated as of February 13,

         1991, between the Seller as grantor and Charles Wiggins as trustee, along with the assets of such trust, and (viii) the items listed on Exhibit 1.40.

    1.41 "Retained Liabilities" means (i) all Liabilities relating to the borrowing of money  (including any related interest or deferred loan costs), (ii) all Liabilities arising out of any of the

         Retained Assets, whenever so arising, (iii)  all Liabilities associated with the multi-employer defined benefit pension plan controlled and administered by the District 65 Collective

         Bargaining Unit, (iv) all Liabilities retained by the Seller pursuant to Section 6.8 hereof, (v) all Liabilities retained by the Seller pursuant to Section 6.10.3 hereof, (vi) all Liabilities for income Taxes, (vii)  all Liabilities of the Seller for Taxes arising from the consummation of the transactions contemplated by this Agreement (except as otherwise expressly provided in Section

         2.18); (viii) all Liabilities of the Seller to indemnify any

         Person (including the Seller or its stockholders) by reason of the fact that such Person is or was a director, officer, employee or agent of the Seller, its Affiliates or its predecessors; (ix) all

         Liabilities of the Seller for the costs and expenses incurred in



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         connection with this Agreement; (x) all Liabilities of Seller resulting from or relating to the borrowing of money, breach of contract, tort, infringement or violation of law; (xi) all

         Liabilities of Seller with respect to its or its predecessors'

         acquisition of any of the assets or capital stock of any Person;

         (xii) all Liabilities of Seller under this Agreement or any

         Ancillary Agreement; (xiii) all Liabilities listed on Exhibit

         1.41; (xiv) all Liabilities of Seller with respect to its other operations, including those of its Cowen Cable Division and Insul-

         Tab Division, or with respect to the operations of its Affiliates;

         and (xv) all other Liabilities (whenever arising) of the Seller,

         its Affiliates, their  predecessors or otherwise relating to the

         Business arising from or relating to any Occurrence or period on or before the Closing Date, except for any Assumed Liabilities.

    1.42 "Security Interest" means any mortgage, pledge, security interest,

         encumbrance, charge or other lien.

    1.43 "Seller's Indemnified Group" has the meaning assigned in Section

         8.3.

    1.44 "Seller's Knowledge" or similar terms mean the knowledge after reasonable investigation (including after consulting with

         employees of the Seller with responsibility for the subject matter) of (i) the officers and directors of the Seller,  and (ii)

         the following individuals: Philip Cowen, Charles Wiggins, and with respect to Section 3.21, Christine Birkner and with respect to

         Section 3.23, Frank Steigerwalt.

    1.45 "Seller's Letter" has the meaning assigned in Section 2.9.





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    1.46 "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

    1.47 "Tax" means any national, federal, state, local or foreign income,

         gross receipts, license, payroll, employment, excise, severance,

         stamp, occupation, premium, windfall profits, environmental,

         customs duties, capital stock, franchise, profits, withholding,

         social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added,

         alternative or add-on minimum, estimated, or other tax of any kind, including any interest or penalty, whether disputed or not.

    1.48 "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes,

         including any schedule or attachment thereto, and including any amendment thereof.

    1.49 "Transferred Employees" has the meaning assigned in Section

         6.10.1.1.







2.  PURCHASE AND SALE OF ASSETS

    2.1. Basic Transaction.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey and deliver to Buyer, free of all

         Security Interests, all of the Assets at the Closing, for the





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         consideration (including the assumption of the Assumed

         Liabilities) specified below in this Article 2.

    2.2. Assumption of Liabilities.  On and subject to the terms and conditions of this Agreement, Buyer agrees to assume, pay, honor and discharge when due and become responsible for all of the

         Assumed Liabilities at the Closing.

    2.3. Purchase Price.  In consideration of the transfer of the Assets,

         Buyer shall pay to Seller at Closing $70 million (the "Closing

         Payment").  Thereafter, Buyer or Seller (as the case may be )

         shall pay the Balance Sheet Payment (as defined in Section 2.5).

         The Closing Payment, the Balance Sheet Payment and the Assumed

         Liabilities constitute the "Purchase Price".

    2.4  Letters of Credit.

         2.4.1 At Closing, Seller shall deliver to Buyer the duly issued

               Letter of Credit.  On or before December 15, 1997, Seller

               shall deliver to Buyer a supplemental letter of credit (the

               "First Supplemental Letter of Credit") in the same form as the Letter of Credit (except for the issuing bank, amount,

               effective date and expiration date as provided below)

               issued by a bank reasonably acceptable to Buyer, which

               First Supplemental Letter of Credit shall become effective upon the expiration of the Letter of Credit, shall expire

               two years after the Closing Date and shall be in the face

               amount of $5,000,000 less the aggregate amount of all

               drawings (if any) by Buyer under the Letter of Credit on or before the date of delivery of such First Supplemental

               Letter of Credit.



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         2.4.2 On or before December 15, 1998, Seller shall deliver to

               Buyer a supplemental letter of credit (the "Second

               Supplemental Letter of Credit") in the same form as the

               Letter of Credit (except for the issuing bank, amount,

               effective date and expiration date as provided below)

               issued by a bank reasonably acceptable to Buyer, which

               Second Supplemental Letter of Credit shall become effective upon the expiration of the First Supplemental Letter of

               Credit, shall expire three years after the Closing Date and shall be in the face amount of $5,000,000 less the

               aggregate amount of all drawings (if any) by Buyer under

               the Letter of Credit and the First Supplemental Letter of

               Credit on or before the date of delivery of such Second

               Supplemental Letter of Credit.

         2.4.3 On or before December 15, 1999, Seller shall deliver to

               Buyer a supplemental letter of credit (the "Third

               Supplemental Letter of Credit") if as of December 10, 1999,

               Buyer has outstanding any unresolved claims which it has

               asserted in good faith against Seller (the "Unresolved

               Claims") pursuant to its rights arising under this

               Agreement.  The Third Supplemental Letter of Credit shall

               be in the same form as the Letter of Credit (except for the issuing bank, amount, effective date and expiration date as provided below), shall be issued by a bank reasonably

               acceptable to Buyer, shall become effective upon the

               expiration of the Second Supplemental Letter of Credit and expire six months thereafter and shall be in the face



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               amount of the aggregate outstanding and unresolved amount

               of the Unresolved Claims as of December 10, 1999, but in no

               event to exceed $5,000,000 less the aggregate amount of all drawings (if any) by Buyer under the Letter of Credit, the

               First Supplemental Letter of Credit and the Second

               Supplemental Letter of Credit on or before the date of

               delivery of such Third Supplemental Letter of Credit.

               Buyer may only make drawings under the Third Supplemental

               Letter of Credit with respect to Unresolved Claims, and

               only in accordance with such letter of credit.

         2.4.4 On or before the tenth business day before the expiration of the Third Supplemental Letter of Credit and each

               Subsequent Letter of Credit, Seller shall deliver to Buyer a subsequent letter of credit (each a "Subsequent Letter of

               Credit") if as of the fifteenth business day before such

               expiration date (each a "Determination Date") there are

               Unresolved Claims which remain outstanding and unresolved.

               Each Subsequent Letter of Credit shall be in the same form as the Letter of Credit (except for the issuing bank,

               amount, effective date and expiration date as provided

               below), shall be issued by a bank acceptable to Buyer,

               shall become effective upon the expiration  of the

               immediately preceding Third Supplemental Letter of Credit

               or Subsequent Letter of Credit (as the case may be) and

               expire six months thereafter, and shall be in the face

               amount of the aggregate outstanding and unresolved amount

               of the Unresolved Claims as of the immediately preceding



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               Determination Date, but in no event to exceed $5,000,000

               less the aggregate amount of all drawings by Buyer under

               the Letter of Credit, the First Supplemental Letter of

               Credit, the Second Supplemental Letter of Credit, the Third

               Supplemental Letter of Credit and all Subsequent Letters of

               Credit (collectively the "Alpha Letters of Credit") on or

               before the date of delivery of such Subsequent Letter of

               Credit.  Buyer may make drawings under Subsequent Letters

               of Credit only with respect to Unresolved Claims, and only in accordance with the applicable letter of credit.

         2.4.5 Buyer has the right to draw on the Alpha Letters of Credit upon the occurrence of any of the events described in the

               four paragraphs of the Draw Certificate attached as

               Schedule 2 to the Letter of Credit.  Buyer's right to draw on the Alpha Letters of Credit shall be in addition to

               Buyer's other rights under this Agreement, and Buyer shall have the right to pursue the Seller without prejudicing its additional right to draw upon such Alpha Letters of Credit.

               Without limiting the foregoing, Seller shall pay any

               Negative Balance Sheet Adjustment Amount directly to Buyer without the need for any drawing under the Letter of

               Credit.

    2.5  Balance Sheet Payment.  Within five days following the date on which the Final Closing Date Net Asset Value is determined pursuant to Section 2.15, Buyer shall pay to Seller the Positive

         Balance Sheet Adjustment Amount or Seller shall pay to Buyer the

         Negative Balance Sheet Adjustment Amount, plus interest on the



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         amount paid at the rate equal to the average prime interest rate as shown in The Wall Street Journal for the period from the

         Closing Date to the payment date (the "Balance Sheet Payment").

    2.6  Determination of Balance Sheet Payment Amount.  The Balance Sheet

         Payment Amount means the amount by which the Final Closing Date

         Net Asset Value, determined pursuant to Section 2.15, is more (a

         "Positive Balance Sheet Adjustment Amount") or less (a "Negative

         Balance Sheet Adjustment Amount") than $23,721,000, the net asset value reflected on the Balance Sheet set out on Exhibit 2.6 (the

         "Peg Statement of Net Assets").  The Peg Statement of Net Assets

         is the net assets of the Business reflected on the June 30, 1996

         Balance Sheet adjusted to exclude the Retained Assets, the

         Retained Liabilities, the intercompany profit in inventory elimination amount, any asset relating to payments made in connection with the TCR Consulting Agreement, any accounts for employee medical and Alpha Wire Limited Reorganization, accrued

         Board of Director fees, and accrued interest on Treasury stock.

    2.7  Closing Balance Sheet.  Seller shall prepare and deliver to Buyer on or before the Closing Date, a balance sheet reflecting the estimated net assets ("Preliminary Closing Date Net Asset Value")

         of the Seller on the close of business on the Closing Date (the

         "Preliminary Closing Balance Sheet"). The Preliminary Closing

         Balance Sheet and Final Closing Balance Sheet shall be prepared in accordance with the provisions of this Section except that there shall be no change in the amount allocated to depreciation of any capital equipment for the period following June 30, 1996 through the Closing Date.  Each Party understands that the objective in



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         deriving the Final Closing Balance Sheet is to measure actual changes in the "net assets" of the Seller for the period between

         June 30, 1996 and the Closing Date and, in so doing, the final adjustment of the Purchase Price for the Assets. The Parties have agreed that in the event of a conflict or inconsistency between

         Sections 2.7.1 and 2.7.2, Section 2.7.2 shall take precedence over

         Section 2.7.1.

         2.7.1 The Preliminary Closing Balance Sheet and the Final Closing

               Balance Sheet shall be prepared in accordance with Seller's normal accounting principles, practices and procedures

               which are the same as or consistent with those employed in the preparation of the Peg Statement of Net Assets.

         2.7.2 Notwithstanding anything to the contrary in Section 2.7.1,

               the following specific accounting rules shall control the

               preparation of the Preliminary Closing Balance Sheet and

               the Final Closing Balance Sheet:

               2.7.2.1   The Preliminary Closing Balance Sheet and the

                         Final Closing Balance Sheet amounts, with respect

                         to the amount of inventories of the Seller, shall

                         be based upon a review of Seller's books and

                         records, including customary cycle counts and

                         sample counts of all inventories taken through the

                         close of business on the Closing Date in

                         accordance with Seller's internal controls and

                         other accounting principles, practices and

                         procedures which are the same or consistent with

                         those employed in the preparation of the Peg



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                         Statement of Net Assets.  In addition a physical

                         count of all inventories will be taken at or near

                         the close of business on the Closing Date based on

                         a statistical sample and in accordance with

                         procedures set forth on Exhibit 2.7.2.1. Any

                         shrinkage in excess of 4% (measured in dollars)

                         will reduce the amount of inventory set forth on

                         the Preliminary Closing Balance Sheet and the

                         Final Closing Balance Sheet.  No adjustment will

                         be made for any increase in inventory or for any

                         shrinkage of 4% or less.  With respect to the

                         Preliminary Closing Balance Sheet and the Final

                         Closing Balance Sheet, the valuation of inventory

                         shall be based on the Last-In-First-Out (LIFO)

                         layering method of accounting consistent with the

                         procedures used in preparing the audited financial

                         statements at December 31, 1995.

               2.7.2.2   The Preliminary Closing Balance Sheet and the

                         Final Closing Balance Sheet will not include any

                         Retained Assets or Retained Liabilities.

               2.7.2.3   The reserve for slow moving, excess or obsolete

                         inventory in the Preliminary Closing Balance Sheet

                         and the Final Closing Balance Sheet shall be

                         determined using the normal accounting principles,

                         practices and procedures which are the same as or

                         consistent with those employed in the preparation





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                         of the Peg Statement of Net Assets plus

                         $1,000,000.

               2.7.2.4   The Preliminary Closing Balance Sheet and the

                         Final Closing Balance Sheet will not include any

                         intercompany amounts.

               2.7.2.5   The Preliminary Closing Balance Sheet and the

                         Final Closing Balance Sheet will not include any

                         amounts with respect to intangible assets other

                         than those costs with respect to the SSA Business

                         Process Control System which are set out on the

                         Peg Statement.

    2.8. Buyer's Review.  Buyer will have 60 days following receipt of the

         Preliminary Closing Balance Sheet from Seller to review the balance sheet and to determine if in Buyer's judgment it has been prepared in accordance with Section 2.7.  If in Buyer's judgment adjustments are necessary for the Preliminary Closing Balance

         Sheet to be so prepared, Buyer, within the 60 day period, shall notify Seller in writing of its proposed adjustments, including the amount, nature and basis for the adjustments ("Buyer's

         Letter").  Buyer may have its auditors, Ernst & Young, assist it in reviewing the Preliminary Closing Balance Sheet.  Should Seller

         not receive Buyer's Letter within the 60 day period, the

         Preliminary Closing Balance Sheet prepared by Seller shall be considered the Final Closing Balance Sheet.

    2.9  Seller's Review.  Seller will then have 20 days following receipt of Buyer's proposed adjustments, if any, to review them.  Within the 20-day period, Seller shall notify Buyer in writing of



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         Seller's position with respect to each of Buyer's proposed adjustments ("Seller's Letter").  Should Buyer not receive

         Seller's Letter within the 20 day period, the Preliminary Closing

         Balance Sheet prepared by Seller as adjusted by Buyer's Letter shall be considered the Final Closing Balance Sheet.

    2.10 Conference.  As soon as practicable after the response from Seller pursuant to Section 2.9, the Parties shall confer and endeavor to resolve the adjustments, if any, which are in dispute.

    2.11 Arbitrator.  If the Parties do not confer or are unable to resolve to their mutual satisfaction all of the proposed adjustments after a conference to resolve Buyer's proposed adjustments, then within the 20 days following the delivery of Seller's Letter or the conference pursuant to Section 2.10, whichever is later, the

         Parties shall jointly engage the accounting firm of Price

         Waterhouse to act as the arbitrator (the "Arbitrator").

    2.12 Scope of Arbitration.  If the provisions of Section 2.11 become operable, then the Arbitrator shall be furnished with a copy of this Agreement, the Preliminary Closing Balance Sheet, Buyer's

         Letter and Seller's Letter.  Each Party shall have the right, at the same time, to submit supporting or explanatory material to the

         Arbitrator, and to the other Parties, copies of which shall be provided to the other Parties.  The Arbitrator shall have 45 days to review this material and such other information as it deems appropriate.  Within the 45-day period, the Arbitrator will furnish both Parties with its written determination regarding each unresolved adjustment of Buyer submitted for arbitration.





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    2.13 Arbitrator's Decision.  The arbitration shall be conducted in

         Chicago, Illinois.  The Arbitrator shall confine itself only to unresolved adjustments.  The Arbitrator, in reaching a decision,

         shall provide a written explanation of its conclusions to each

         Party, and its determination shall be conclusive and binding upon the Parties.  The submission of a dispute to the Arbitrator and the rendering of his decision shall be a condition precedent to either Party's commencing legal action to pursue any claim arising under this Article 2.  The award or decision of the Arbitrator shall be deemed final and binding, and may be entered and enforced in any court of competent jurisdiction.  The Parties agree to submit to the jurisdiction of any such court for the enforcement of such award or decision.  The fee and expenses of the Arbitrator shall be borne equally by Seller and Buyer.  Section 10.6

         ("Notices") shall apply to all communications made under this

         Article 2.

    2.14 Access.  In preparing and reviewing the Preliminary Closing

         Balance Sheet and in conducting the reviews by either Party and the Arbitrator, each Party will grant the other and the Arbitrator all reasonable access to the records of the Business and any workpapers, including auditor workpapers, prepared with respect to the Preliminary Closing Balance Sheet.

    2.15 Final Closing Date Net Asset Value.  The Preliminary Closing

         Balance Sheet prepared by Seller pursuant to Section 2.7 will be modified by any adjustments agreed by the Parties pursuant to

         Section 2.10 and, if applicable, by the determination of the

         Arbitrator pursuant to Section 2.13.  The Preliminary Closing



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         Balance Sheet after such adjustments will become the Final Closing

         Balance Sheet.  The net asset value as reflected on Final Closing

         Balance Sheet is the "Final Closing Date Net Asset Value".

    2.16 Payment.  The Closing Payment shall be paid in immediately available U.S. funds by wire transfer (against transfer of the

         Assets) to an account or accounts designated by Seller (to include direct payments to lenders holding Security Interests in the

         Assets in amounts sufficient to discharge such Security Interests in full), of which Seller shall advise Buyer not later than two

         (2) business days prior to the date payment is to be made.  The

         Balance Sheet Payment shall be paid in immediately available U.S.

         funds by wire transfer to Buyer's or Seller's designated account in accordance with Section 2.5.

    2.17 Closing Date. Subject to the fulfillment of the conditions precedent specified in Article 7, the Closing shall take place at

         10:00 a.m., local time, on the later of January 6, 1997 or the fifth business day following the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust

         Improvements Act of 1976 ("HSR Act") ("Closing Date") at the

         offices of Belden Inc. in St. Louis, Missouri, or at such other place, time or date as the Parties may mutually agree.  The

         Closing shall be effective as of the close of business on that date.

    2.18 Transfer Taxes.  With respect to the transfer of the Assets or the contemplated transactions, Seller will pay (i) any transfer,

         conveyance or other similar Taxes, stamps, duties or similar governmental charges imposed by any taxing jurisdiction, (ii) all



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         recording, filing fees or notarial fees and (iii) other similar

         costs of Closing.   However the Parties agree to bear equally the

         fee for filing Buyer's notice pursuant to the HSR Act.

         Notwithstanding the preceding sentence, the Buyer will pay any real estate transfer tax that is payable in connection with the transfer of the real estate contemplated by this Agreement, but not to exceed $30,000.

    2.19 Deliveries at the Closing.  At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.1 below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7.2 below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer such other instruments of sale, transfer, conveyance, and

         assignment as the Buyer and their counsel reasonably  may request;

         (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller such other instruments of assumption as the

         Seller and their counsel reasonably may request; (v) the Buyer will deliver to the Seller the Closing Payment; and (vi) each

         Party will execute and deliver the Ancillary Agreements.

    2.20 Allocation.  The Parties agree to allocate the Purchase Price among the Assets for tax purposes in accordance with the

         allocation schedule attached as Exhibit 2.20.  Such allocation exhibit shall be prepared, in accordance with Section 1060 of the

         Code.  The Parties agree to file IRS Form 8594 consistent with the foregoing.





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3.  REPRESENTATIONS AND WARRANTIES OF SELLER.

    The Seller represents and warrants to the Buyer that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date

    (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in the disclosure schedule delivered by the Seller to the

    Buyer on the date of this Agreement and initialed by the Parties (the

    "Disclosure Schedule").  Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article 3.

    3.1  Organization of the Seller.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of New Jersey. Section 3.1 of the Disclosure Schedule lists each of Seller's Subsidiaries and Affiliates.

    3.2  Authorization of Transaction.  The Seller has full power and authority  to execute and deliver this Agreement and the Ancillary

         Agreements, and to perform its obligations hereunder and

         thereunder.  This Agreement and the Ancillary Agreements

         constitute the valid and legally binding obligations of the

         Seller, enforceable in accordance with their terms and conditions.

    3.3  Noncontravention.  Except as set forth in Section 3.3 of the

         Disclosure Schedule, neither the execution and the delivery of



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         this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Article 2 above), will

         (i) violate any constitution, statute, regulation, rule,

         injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller  is subject, or charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument,

         or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets),

         except where the violation, conflict, breach, default,

         acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the business, financial condition, operations or results of the Business or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         Except in regards to the HSR Act and ISRA, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or

         governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2 above),

         except where the failure to give notice, make a filing, or obtain



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         authorization, consent or approval would not have a material adverse effect on the business, financial condition, operations or results of the Business or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

    3.4  Brokers' Fees.   The Seller has no Liability or obligation to pay

         any fees or commissions to any broker, finder, or agent retained by the Seller with respect to the transactions contemplated by this Agreement for which the Buyer could become liable.

    3.5  Assets.  The Seller has good and marketable title to all of the

         Assets, free and clear of any Security Interest or restriction on transfer, except for Security Interests listed in Section 3.5 of the Disclosure Schedule which will be released in full on the

         Closing Date.  The Assets constitute all of the assets that are necessary to permit the operation of the Business in substantially the same manner as such operations are conducted as of the date hereof.

    3.6  Financial Statements.  Attached as Schedule 3.6 are the following financial statements (collectively the "Financial Statements"):

         (i) with respect to the Seller, audited consolidated Balance

         Sheets, Statements of Operations and Retained Earnings and

         Statements of Cash Flows as of and for the years ended December

         31, 1993, December 31, 1994 and December 31, 1995; (ii) with respect to the Seller, unaudited consolidated Balance Sheet,

         Statements of Operations and Retained Earnings, and Statements of

         Cash Flows as of and for the period ended October 31, 1996; (iii)

         with respect to the Business, unaudited Balance Sheets, Statements of Operations and Retained Earnings, and Statements of Cash Flows



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         as of and for the fiscal years ended December 31, 1993, December

         31, 1994 and December 31 , 1995 (the "Most Recent Year End"); and

         (iv) with respect to the Business, unaudited Balance Sheets,

         Statements of Operations and Retained Earnings and Statements of

         Cash Flows (the "Most Recent Financial Statements") as of and for

         the period ended October 31, 1996 (the "Most Recent Month End").

         The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, and are consistent with the books and records of Seller (which books and records are correct and complete in all material respects); provided, however,

         that the Financial Statements as of and for the period ended

         October 31, 1996 are subject to normal year-end adjustments and lack footnotes.

    3.7   Events Subsequent to Most Recent Year End.  Since the Most Recent

         Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operation of the Business.  Without limiting the generality of the

         foregoing, since that date the Seller has not with respect to the

         Business, except as set forth in Section 3.7 of the Disclosure

         Schedule:

         3.7.1 sold, leased, transferred, or assigned any of its assets,

               tangible or intangible, other than for a fair consideration in the Ordinary Course;





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         3.7.2 entered into any agreement, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $100,000 or outside the Ordinary

               Course;

         3.7.3 accelerated, terminated, modified, or cancelled any

               agreement, contract, lease, or license (or series of

               related agreements, contracts, leases, and licenses), or

               any other party to such agreements, contracts, leases or

               licenses doing same, involving more than $100,000 to which

               Seller is a party or by which Seller  is bound;

         3.7.4 made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course;

         3.7.5 made any capital investment in, any loan to, or any

               acquisition of the securities or assets of, any other

               Person (or series of related capital investments, loans,

               and acquisitions) either involving more than $50,000 or

               outside the Ordinary Course;

         3.7.6 issued any note, bond, or other debt security or created,

               incurred, assumed, or guaranteed any indebtedness for

               borrowed money or capitalized lease obligation either

               involving more than $10,000 individually or $20,000 in the aggregate;

         3.7.7 delayed or postponed the payment of accounts payable or other Liabilities either beyond 45 days from the payment

               due date or  outside the Ordinary Course;





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         3.7.8 cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either

               involving more than $25,000 or outside the Ordinary Course;

         3.7.9 granted any license or sublicense of any rights under or with respect to any Intellectual Property;

         3.7.10 changed or authorized any change in its charter or bylaws;

         3.7.11 experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of

               $25,000;

         3.7.12 entered into any employment contract or collective

               bargaining agreement, written or oral, or modified the

               terms of any existing such contract or agreement;

         3.7.13 granted any increase in the compensation of any of the directors, officers, and employees of the Seller outside

               the Ordinary Course;

         3.7.14 adopted, amended, modified, or terminated any bonus,

               profit-sharing, incentive, severance, or other plan,

               contract, or commitment for the benefit of any of the

               directors, officers, and employees of the Seller or taken

               any such action with respect to any other Employee Benefit

               Plan except as set forth in Section 3.7.14 to the

               Disclosure Schedule;

         3.7.15 made any other change in employment terms for any of the directors, officers, and employees of the Seller outside

               the Ordinary Course;

         3.7.16 made or pledged to make any charitable or other capital contribution outside the Ordinary Course; nor



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         3.7.17 committed to any of the foregoing.

    3.8  Undisclosed Liabilities.  To Seller's Knowledge, with respect to the Business, Seller does not have any material Liability except for (i) Liabilities set forth on the face of the most recent balance sheet (including the notes thereof) of the Most Recent

         Month End; (ii) Liabilities which have arisen after the Most

         Recent Month End in the Ordinary Course (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort,

         infringement, or violation of law) and (iii) Liabilities arising out of matters disclosed on the Disclosure Schedules.

    3.9  Legal Compliance.  With respect to the Business, the Seller has complied with all applicable laws (including rules, regulations,

         codes, plans, injunctions, judgments, orders, decrees and rulings)

         of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing,

         investigation, charge, complaint, claim, demand, or notice has been filed or commenced against  it alleging any failure so to comply, except where the failure to comply would not have a material adverse effect on the business, financial condition,

         operations, or results of the Business.

    3.10 Tax Matters.

         3.10.1     The Seller has filed all Tax Returns that it was

                    required to file.  All Taxes owed by the Seller

                    (whether or not shown on any Tax Return) have been

                    paid.  There are no Security Interests on any of the

                    assets of the Seller that arose in connection with any



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                    failure (or alleged failure) to pay any Tax.  The

                    Seller is not currently the beneficiary of any

                    extension of time to file any Tax Return.

         3.10.2     The Seller has withheld and paid all Taxes required to

                    have been withheld and paid in connection with amounts

                    paid or owing to any employee, independent contractor,

                    creditor, stockholder, or other third party.

    3.11 Real Property.

         3.11.1     Section 3.11.1 of the Disclosure Schedule lists and

                    describes briefly all real property that the Seller

                    owns and that is included in the Assets.  With respect

                    to each such parcel of owned real property, except as

                    set forth on Section 3.11.1 of the Disclosure

                    Schedule:

                    3.11.1.1  Seller has good and marketable title to the

                              parcel of real property, free and clear of

                              any Security Interest, easement, covenant, or

                              other restriction, except for those

                              easements, covenants or other restrictions

                              (other than Security Interests) which, to

                              Seller's Knowledge, are of a general nature

                              and do not detract in any material manner

                              from the transfer, insurability, use or value

                              of the property subject thereto;

               3.11.1.2  there are no pending or, to Seller's Knowledge,

                         threatened condemnation proceedings, lawsuits, or

                         administrative actions relating to the property,



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                         or other matters affecting materially and

                         adversely the current use, occupancy, or value

                         thereof;

               3.11.1.3  the legal description for the parcel contained in the deed thereof described such parcel fully and

                         adequately, and, to Seller's Knowledge, except as

                         may be shown on the survey issued at Closing, the

                         buildings and improvements are located within the

                         boundary lines of the described parcels of land,

                         are not in violation of applicable setback

                         requirements, zoning laws, and ordinances, and do

                         not encroach on any easement which may burden the

                         land;

               3.11.1.4  all buildings located on the real property

                         described in Section 3.11.1 of the Disclosure

                         Schedule have received all approvals of

                         governmental authorities (including licenses and

                         permits) required in connection with the ownership

                         or operation thereof and have been operated and

                         maintained in accordance with applicable laws,

                         rules, and regulations in all material respects.

               3.11.1.5  there are no leases, subleases, licenses,

                         concessions, or other agreements, written or oral,

                         granting to any party or parties the right of use

                         or occupancy of any portion of the parcel of real

                         property;





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               3.11.1.6  there are no outstanding options or rights of

                         first refusal to purchase the parcel of real

                         property, or any portion thereof or interest

                         therein; and

               3.11.1.7  there are no parties (other than the Seller) in

                         possession of the parcel of real property.

         3.11.2 Section 3.11.2  of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Seller and that is included in the Assets.  The Seller has delivered to the Buyer correct and complete copies of

               the leases and subleases listed in Section 3.11.2 of the

               Disclosure Schedule.  With respect to each lease and

               sublease listed in Section 3.11.2 of the Disclosure

               Schedule:

               3.11.2.1  the lease or sublease is legal, valid, binding,

                         enforceable, and in full force and effect in all

                         material respects;

               3.11.2.2  to Seller's Knowledge, no party to the lease or

                         sublease is in  breach or default, and no event

                         has occurred which, with notice or lapse of time,

                         would constitute a breach or default or permit

                         termination, modification, or acceleration

                         thereunder;

               3.11.2.3  no party to the lease or sublease has repudiated any provision thereof;







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               3.11.2.4  there are no material disputes, oral agreements,

                         or forbearance programs in effect as to the lease

                         or sublease;

               3.11.2.5  the Seller has not assigned, transferred,

                         conveyed, mortgaged, deeded in trust, or

                         encumbered any interest in the leasehold or

                         subleasehold; and

               3.11.2.6  all facilities leased or subleased thereunder have received all approvals of governmental authorities

                         (including material licenses and permits) required

                         in connection with the operation thereof and have

                         been operated and maintained in accordance with

                         applicable laws, rules, and regulations in all

                         material respects.

    3.12 Intellectual Property.

         3.12.1     The Seller owns or has the right to use pursuant to

                    license, sublicense, agreement, or permission all

                    Intellectual Property (included in the Assets) which

                    is necessary for the operation of the Business as

                    presently conducted.  Each such item of Intellectual

                    Property owned or used by the Seller immediately prior

                    to the Closing hereunder will be owned or available

                    for use by the Buyer on identical terms and conditions

                    immediately subsequent to the Closing hereunder.

         3.12.2     To Seller's Knowledge, except as set forth on Section

                    3.12.2 of the Disclosure Schedule, the Seller has not

                    interfered with, infringed upon or misappropriated any



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                    Intellectual Property rights of third parties in any

                    material respect.  The Seller has not received any

                    complaint, claim, demand, or notice alleging any such

                    interference, infringement, misappropriation, or

                    violation (including any claim that the Seller must

                    license or refrain from using any Intellectual

                    Property rights of any third party).  To Seller's

                    Knowledge, except as set forth on Section 3.12.2 of

                    the Disclosure Schedule, no third party has interfered

                    with, infringed upon, misappropriated, or otherwise

                    come into conflict with any Intellectual Property

                    rights of the Seller in any material respect.

         3.12.3     Section 3.12.3 of the Disclosure Schedule identifies

                    each patent (including issuing country, number,

                    current assignee of record, title and issue date),

                    each trademark and service mark registration

                    (including issuing country, number, description of

                    mark, current owner of record, classes of goods or

                    services, and issue date), each unregistered trademark

                    and service mark that is material to the operation of

                    the Business for which no application for registration

                    is pending (including a description of the mark and

                    the goods or services with which it is used) and each

                    copyright registration (including issuing country,

                    number, title or description of work, current owner of

                    record and issue date) currently in effect, owned by

                    the Seller and included in the Assets; identifies each



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                    pending patent application (including country of

                    filing, serial number, current owner of record, title

                    and filing date), application for registration of a

                    trademark or service mark (including country of

                    filing, serial number, description of mark, current

                    owner of record, classes of goods or services, and

                    filing date), which the Seller has made with respect

                    to any of its Intellectual Property which is included

                    in the Assets; and identifies each license, agreement,

                    or other permission which the Seller has granted to

                    any third party with respect to any of its owned

                    Intellectual Property (together with any exceptions)

                    which is included in the Assets.  The Seller has

                    delivered to the Buyer correct and complete copies of

                    all such patents, registrations, applications,

                    licenses, agreements and permissions (as amended to

                    date).  With respect to each item of Intellectual

                    Property that the Seller owns and which is included in

                    the Assets, except as otherwise set forth in Section

                    3.12.3 to the Disclosure Schedule:

                    3.12.3.1  the Seller possesses all right, title, and

                              interest in and to the item, free and clear

                              of any Security Interest, license, or other

                              restriction;

                    3.12.3.2  the item is not subject to any outstanding

                              injunction, judgment, order, decree, or

                              ruling;



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                    3.12.3.3  no action, suit, proceeding, hearing,

                              investigation, charge, complaint, claim, or

                              demand is pending or, to Seller's Knowledge,

                              is threatened which challenges the legality,

                              validity, enforceability, use, or ownership

                              of the item; and

                    3.12.3.4  the Seller has not agreed to indemnify any

                              Person for or against any interference,

                              infringement, misappropriation, or other

                              conflict with respect to the item.

         3.12.4     Section 3.12.4 of the Disclosure Schedule identifies

                    each item of Intellectual Property, material to the

                    conduct of the Business, that any third party owns and

                    that the Seller uses in the Business pursuant to

                    license, sublicense, agreement, or permission.  The

                    Seller has delivered to the Buyer correct and complete

                    copies of all such licenses, sublicenses, agreements,

                    and permissions (as amended to date).  With respect to

                    each item of Intellectual Property required to be

                    identified in Section 3.12.4 of the Disclosure

                    Schedule:

                    3.12.4.1  the license, sublicense, agreement, or

                              permission covering the item is legal, valid,

                              binding, enforceable, and in full force and

                              effect in all material respects;

                    3.12.4.2  to Seller's Knowledge, no party to the

                              license, sublicense, agreement, or permission



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                              is in material breach or default, and no

                              event has occurred which with notice or lapse

                              of time would constitute a material breach or

                              default or permit termination, modification,

                              or acceleration thereunder; and

                    3.12.4.3  the Seller has not granted any sublicense or

                              similar right with respect to the license,

                              sublicense, agreement, or permission.

    3.13 Inventory.  The inventory of the Business, net of reserves,

         consists of raw materials, work in process, and finished goods,

         all of which is saleable in the Ordinary Course, and none of which is damaged or defective.

    3.14 Contracts.  Section 3.14 of the Disclosure Schedule lists the following contracts and agreements to which the Seller is a party and which relate to the Business:

         3.14.1     any agreement (or group of related agreements) for the

                    lease of personal property to or from any Person

                    providing for lease payments in excess of $20,000 per

                    annum;

         3.14.2     any agreement (or group of related agreements) for the

                    purchase or sale of raw materials, commodities,

                    supplies, products, or other personal property, or for

                    the furnishing or receipt of services, the performance

                    of which will extend over a period of more than one

                    year, result in a material loss to the Seller, or

                    involve consideration in excess of $50,000;





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         3.14.3     any agreement concerning a partnership or joint

                    venture;

         3.14.4     any agreement (or group of related agreements) under

                    which it has created, incurred, assumed, or guaranteed

                    any indebtedness for borrowed money, or any

                    capitalized lease obligation under which it has

                    imposed a Security Interest on any of its assets,

                    tangible or intangible;

         3.14.5     any agreement outside the Ordinary Course concerning

                    confidentiality, or any agreement concerning

                    noncompetition;

         3.14.6      any profit sharing, stock option, stock purchase,

                    stock appreciation, deferred compensation, severance,

                    or other material plan or arrangement for the benefit

                    of the current or former directors, officers, and

                    employees of the Seller;

         3.14.7     any collective bargaining agreement;

         3.14.8     any agreement for the employment of any individual on

                    a full-time, part-time, consulting, or other basis;

         3.14.9     any agreement under which the consequences of a

                    default or termination could have a material adverse

                    effect on the business, financial condition,

                    operations, or results of operation of the Seller; and

         3.14.10    any other agreement (or group of related agreements)

                    the performance of which involves consideration in

                    excess of $50,000.





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         The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3.14 of the Disclosure

         Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in

         Section 3.14 of the Disclosure Schedule.  With respect to each such agreement:  (i) the agreement is legal, valid, binding,

         enforceable, and in full force and effect in all material

         respects; (ii) the Seller is not in material breach or default,

         and to Seller's Knowledge no other party is in breach or default,

         and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination,

         modification, or acceleration, under the agreement; (iii) each such agreement will continue to be valid, binding, enforceable and in full force and effect on identical terms following the

         consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article 2 above).

    3.15 Notes and Accounts Receivable.  All notes and accounts receivable of the Business are reflected properly on its books and records,

         are valid receivables, and are subject to no setoffs or

         counterclaims and are collectible, subject only to (i) the reserve for bad debts set forth on the face of the most recent balance sheet (rather than in any notes thereto) as of the Most Recent

         Month End as adjusted for the passage of time through the Closing

         Date in accordance with the past custom and practice of the Seller and (ii) any return or allowance made in the Ordinary Course, the total of which does not exceed 4.5% of the amount of notes and accounts receivable shown on the Final Closing Balance Sheet.



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    3.16 Insurance.  Section 3.16 of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty,

         liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller is a party, a named insured, or otherwise the beneficiary of coverage and which relate to the

         Business:

         3.16.1     the name, address, and telephone number of the agent;

         3.16.2     the name of the insurer, the name of the policyholder,

                    and the name of each covered insured;

         3.16.3     the policy number and the period of coverage;

         3.16.4     the scope (including an indication of whether the

                    coverage was on a claims made, occurrence, or other

                    basis) and amount (including a description of how

                    deductibles and ceilings are calculated and operate)

                    of coverage; and

         3.16.5     a description of any retroactive premium adjustments

                    or other loss-sharing arrangements.

         Section 3.16 of the Disclosure Schedule describes any material self-insurance arrangements affecting the Seller and which relate to the Business.

    3.17 Litigation.  Section 3.17 of the Disclosure Schedule sets forth each instance in which  the Seller (i) is subject to any

         outstanding injunction, judgment, order, decree or ruling or (ii)

         is a party or, to Seller's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative



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         agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

    3.18 Product Warranty.    Each product manufactured, sold, leased, or

         delivered by the Business has been in material conformity with all applicable commitments and warranties.  Section 3.18 of the

         Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Business (containing

         applicable guaranty, warranty, and indemnity provisions).

    3.19 Product Liability.  Except as described in Section 3.19 of the

         Disclosure Schedule, to Seller's Knowledge, the Seller  does not have any Liability arising out of any injury to individuals or damage to property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the

         Seller and which relates to the Business.

    3.20 Employees.  To Seller's Knowledge, no executive or key employee of the Business has notified the Seller that he or she plans to terminate employment with the Seller during the next twelve months.  As used in the preceding sentence, "key employee" means any all employees who report directly to Philip Cowen and all employees who report directly to the direct reports of Philip

         Cowen.  Except as listed in Section 3.20 of the Disclosure

         Schedule, with respect to the Business, the Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, material grievances, claims of unfair labor practices, or other collective bargaining disputes within the past year.  To Seller's Knowledge, the Seller has not

         committed any material unfair labor practice.  To Seller's



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         Knowledge, there is not any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Business.

    3.21 Employee Benefits.

         3.21.1     Section 3.21.1 of the Disclosure Schedule lists each

                    Employee Benefit Plan that the Seller maintains or to

                    which the Seller contributes with respect to the

                    Business.

                    3.21.1.1  Each such Employee Benefit Plan (and each

                              related trust, insurance contract, or fund)

                              complies in form and in operation in all

                              material respects with the applicable

                              requirements of ERISA, the Code, and other

                              applicable laws.

                    3.21.1.2  All contributions (including all employer

                              contributions and employee salary reduction

                              contributions) which are due have been paid

                              to each such Employee Benefit Plan which is

                              an employee pension benefit plan and all

                              contributions for any period ending on or

                              before the Closing Date which are not yet due

                              have been paid to each such employee pension

                              benefit plan or accrued in accordance with

                              the past custom and practice of the Seller.

                              All premiums or other payments which are due

                              for all periods ending on or before the

                              Closing Date have been paid with respect to



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                              each such Employee Benefit Plan which is an

                              employee welfare benefit plan.

         3.21.2     The Seller does not maintain, has not maintained, does

                    not contribute,  has not contributed, and has not been

                    required to contribute, to any employee welfare

                    benefit plan providing medical, health, or life

                    insurance or other welfare-type benefits for current

                    or future retired or terminated employees, their

                    spouses, or their dependents (other than in accordance

                    with Code Sec. 4980B or comparable state law).

    3.22 Guaranties.  Except as listed in Section 3.22 of the Disclosure

         Schedule, the Seller is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other

         Person.  Section 3.22 of the Disclosure Schedule also sets forth an accurate and complete list showing the name and address of each bank in which the Business has an account or lockbox, the number of any such account or lockbox, and the names of all persons authorized to drawn thereon or have access thereto.

    3.23 Environment, Health, and Safety.  Except as disclosed in Section

         3.23 of the Disclosure Schedule:

         3.23.1     The Business conforms in all material respects with

                    all applicable Environmental Laws, and neither the

                    real property used by the Business nor any activities,

                    operations or conditions thereon currently are in

                    violation, in any material respect, of any applicable

                    Environmental Law.





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         3.23.2     Since January 1, 1991, to Seller's Knowledge, Seller

                    has timely filed all required reports, obtained all

                    required approvals, and generated and maintained all

                    required data, documentation and records with respect

                    to the Business under applicable Environmental Laws.

         3.23.3     Seller has obtained all permits required under

                    applicable Environmental Laws necessary for the

                    operation of the Business, and currently is in

                    material compliance with all terms and conditions of

                    such environmental permits.

         3.23.4     Prior to Seller's acquisition of any ownership or

                    leasehold interest in the real property it uses, to

                    Seller's Knowledge, no Regulated Materials were used,

                    handled, stored or disposed of on, at or beneath such

                    real property in violation of any applicable

                    Environmental Law.  From and after Seller's

                    acquisition of its ownership or leasehold interest in

                    such real property, no Regulated Materials have been

                    used, handled, stored or disposed of on, at or beneath

                    the real property in violation in any material respect

                    of any applicable Environmental Law by Seller or, to

                    Seller's Knowledge, by any other Person.

         3.23.5     No gasoline or other aboveground or underground

                    storage tank is or was located at the real property

                    while the real property was owned or leased by Seller,

                    or to Seller's Knowledge, while the real property was

                    owned or leased by any other Person.



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         3.23.6     Seller has no knowledge of any pending investigation,

                    claim, action, charge, complaint, demand, suit,

                    hearing or other proceeding by any governmental

                    authority having jurisdiction over such matter under

                    any applicable Environmental Law, or by any other

                    Person, with respect to the Business or matters

                    relating thereto.  Since January 1, 1991, Seller has

                    not received written notice of any claim (and to

                    Seller's Knowledge there exists no such claim) by any

                    Person alleging the violation of, or any potential

                    liability under, any applicable Environmental Law with

                    respect to the Business.

         3.23.7     Except in a manner which did not constitute a

                    violation of any applicable Environmental Laws, to

                    Seller's Knowledge, neither Seller nor any other

                    Person has caused or permitted (i) any Regulated

                    Materials to be generated, stored on, placed, held,

                    generated or treated, or released, disposed or

                    discharged from, on, under or at any real property

                    used by Seller or any part thereof (including any

                    resulting groundwater contamination), or (ii) the off-

                    site disposal of Regulated Materials at any other

                    location.

         3.23.8     Seller has no knowledge of any area on the real

                    property it uses as to its  previously being used as a

                    dump site for any waste materials, whether or not such





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                    historic disposal activities constituted a violation

                    of any applicable Environmental Law.

         3.23.9     To Seller's Knowledge, the real property used by the

                    Business does not contain asbestos in any form other

                    than the asbestos around certain pipes identified in

                    Seller's report prepared by Whitman and as noted in

                    Section 3.23.9 of the Disclosure Schedule.

         3.23.10    Concurrently with or prior to the date of Seller's

                    delivery of the Disclosure Schedules, to Seller's

                    Knowledge, Seller has delivered to Buyer true, correct

                    and complete copies of all reports, audits,

                    investigations, correspondence and notices received by

                    Seller relating to the presence of any Regulated

                    Materials at the real property used by the Business or

                    the violation of any applicable Environmental Law by

                    Seller.

    3.24 Certain Business Relationships with Seller.  To Seller's

         Knowledge, except as set forth on Section 3.24 to the Disclosure

         Schedule, no Affiliate or officer, director or employee of the

         Seller has been involved in any material business arrangement or relationship with the Business within the past twelve months, and no such Affiliate, officer, director or employee owns any material asset, tangible or intangible, which is used in the Business.

    3.25 Tangible Assets.  Each tangible Asset is in good operating condition and repair (subject to normal wear and tear).

    3.26 Customers.  To Seller's Knowledge, as of the date of this

         Agreement, no customer of the Business has notified Seller that it



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         intends to stop purchasing products of the Business as a result of the Seller's completing the transactions contemplated by this

         Agreement.



4.  REPRESENTATIONS AND WARRANTIES OF BUYER.

    The Buyer represents and warrants to the Seller that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date

    (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4).

    4.1  Organization of the Buyer.  Buyer is a corporation duly organized,

         validly existing, and in good standing under the laws of Delaware.

    4.2  Authorization of Transaction.  The Buyer has full power and authority  to execute and deliver this Agreement and the Ancillary

         Agreements, and to perform its obligations hereunder and

         thereunder.  This Agreement and the Ancillary Agreements

         constitute the valid and legally binding obligations of the Buyer,

         enforceable in accordance with their terms and conditions.

    4.3  Noncontravention.  Neither the execution and the delivery of this

         Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Article 2 above), will

         (i) violate any constitution, statute, regulation, rule,

         injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer  is subject or any provision of the charter or bylaws of the Buyer or (ii) conflict with, result in a breach of,



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         constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract,

         lease, license, instrument, or other arrangement to which the

         Buyer is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security

         Interest upon any of its assets), except where the violation,

         conflict, breach, default, acceleration, termination,

         modification, cancellation, failure to give notice, or Security

         Interest would not have a material adverse effect on the business,

         financial condition, operations or results of operation of Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement.  The Buyer does not need to give any notice to, make any filing with, or obtain any authorization,

         consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Article 2 above), except where the failure to give notice, make a filing, or obtain authorization, consent or approval would not have a material adverse effect on the business,

         financial condition, operations or results of operation of Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

    4.4  Brokers' Fees.   The Buyer has no Liability or obligation to pay

         any fees or commissions to any broker, finder, or agent retained by the Buyer with respect to the transactions contemplated by this

         Agreement for which the Seller could become liable or obligated.



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5.  PRE-CLOSING COVENANTS.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

    5.1  General.  Except as otherwise provided, each Party will, acting diligently and in good faith, use all its reasonable efforts to take all action and to do all things necessary, proper or

         advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Article 7 below).

    5.2  Notices and Consents.

         5.2.1 As soon as practicable after the execution of this

               Agreement, the Seller will give any required notices to any person and will commence to take all reasonable action

               required to obtain all consents, authorizations, approvals and agreements ("Consents") of all persons (including any

               authorization or approval required by ISRA) necessary to

               authorize, approve, or permit the full and complete grant,

               bargain, sale, conveyance, assignment and transfer by the

               Seller to the Buyer as contemplated by this Agreement.  The

               Seller will continue such efforts after the Closing Date,

               if required by the Buyer, at no additional cost to the

               Buyer.  If any Consent is not obtained by the Closing and

               the Buyer nevertheless elects to close the transaction

               contemplated by this Agreement, the Seller will cooperate

               with the Buyer in any reasonable arrangement to provide the

               Buyer with the benefits under or with respect to the matter as to which the relevant Consents were not obtained. Each

               Party will file any notification and report forms and



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               related material that such Party may be required to file

               with any governmental authority (including those required

               by the HSR Act), will use its reasonable efforts to obtain the expiration or early termination of the applicable

               waiting period (or any extension thereof) for any required pre-acquisition notice (including those required by the HSR

               Act), and will make any further filings, including the

               submission of any additional information or documentary

               material, pursuant thereto that may be necessary, proper or advisable.

         5.2.2 Notwithstanding the foregoing, with respect to the HSR Act,

               neither the Seller nor Buyer shall be required to:

               (i)  divest or hold separate any assets including assets of any Affiliate;

               (ii) agree to any limitation on their respective freedom of action with respect to, or their ability to retain any

                    of their (or their Affiliate's) other assets or

                    businesses;

               (iii)contest any suit brought or threatened by the U.S.

                    Federal Trade Commission or the U.S. Department of

                    Justice or attempt to lift or rescind any injunction

                    or restraining order obtained by the U.S. Federal

                    Trade Commission or the U.S. Department of Justice

                    adversely affecting the ability of the Parties to

                    consummate the transactions contemplated hereby; or

               (iv) provide additional information pursuant to a "second

                    request" made by the U.S. Federal Trade Commission or



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                    U.S. Department of Justice in connection with a filing

                    made by a Party pursuant to the HSR Act.

         5.2.3 Each Party shall promptly inform the other of any material communication from the U.S. Federal Trade Commission, the

               U.S. Department of Justice or any other government

               authority regarding any of the transactions contemplated

               hereby.

         5.2.4 Each Party will advise the other promptly in respect of any understandings, undertakings or agreements (oral or

               written) which such Party proposes to make or enter into

               with the U.S. Federal Trade Commission, the U.S. Department of Justice or any other government authority in connection with the transactions contemplated hereby.

    5.3  Operation of Business.  The Seller, with respect to the Business,

         will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the

         Ordinary Course.  Without limiting the foregoing, the Seller will not engage in any matter described in Section 3.7 above.

    5.4  Preservation of Business.  The Seller will use its reasonable best efforts to keep the Business and Assets intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.

    5.5  Access.  After reasonable prior notice delivered by Buyer, the

         Seller will permit representatives of the Buyer to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Business, to all premises,



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         properties, books, records, contracts, Tax records and documents of or pertaining to the Business in order to conduct any

         investigation (including environmental assessments) of the

         Business.

    5.6  Notice of Developments.  The Seller will give prompt written notice to the Buyer of any material development, of which it becomes aware, affecting the assets, Liabilities, business,

         financial condition, operations or results of operation of the

         Business.  Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement.

         Seller shall have the right to revise the Disclosure Schedules before the Closing Date, subject to the Buyer's right to accept or reject such revisions pursuant to Section 7.1.11.

    5.7  Exclusivity.  The Seller will not (and the Seller will not cause or permit any of its Affiliates to) (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any (A) liquidation, dissolution or recapitalization,

         (B) merger or consolidation, (C) acquisition or purchase of a substantial portion of the Assets, or (D) similar transaction or business combination involving the Business or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.







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    5.8  Bulk Sales or Transfer Laws.  The Seller agrees to indemnify the

         Buyer from and against any and all Liabilities arising from

         Seller's failure to comply with any applicable bulk sales law.





6   POST-CLOSING COVENANTS  The Parties agree as follows with respect to the period following the Closing.

    6.1  General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this

         Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents)

         as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8 below).

         The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books,

         records, agreements and financial data of any sort relating to the

         Business (other than information relating to the Retained Assets or Retained Liabilities).

    6.2  Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any charge, complaint,

         action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this

         Agreement or (ii) any fact, situation, circumstance, status,

         condition, activity, practice, plan, occurrence, event, incident,

         action, failure to act or transaction on or prior to the Closing

         Date involving the Business, the other Party will cooperate with



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         him or it and his or its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be reasonably necessary in

         connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the

         contesting or defending Party is entitled to indemnification therefor under Article 8 below).

    6.3  Transition.  The Seller will refer, and will cause its Affiliates to refer, all customer inquiries relating to the Business to the

         Buyer from and after the Closing.

    6.4  Tax Matters.  Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any return, audit, or other examination by any tax authority or judicial or

         administrative proceedings relating to liability for Taxes, (ii)

         each retain and provide the other with any records or other information that may be relevant to such return, audit or

         examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any return of the other for any period.

         Without limiting the generality of the foregoing, Seller and Buyer shall retain until the applicable statutes of limitation

         (including any extensions) have expired, copies of all returns,

         supporting work schedules and other records or information that may be relevant to such returns for all tax periods or portions thereof ending before or including the Closing Date and shall not



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         destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

    6.5  Confidentiality.  The Seller will treat and hold as such all confidential information relating to the Business, refrain from using any of such confidential information except in connection with this Agreement and deliver promptly to the Buyer or destroy,

         at the request of the Buyer, all tangible embodiments (and all copies) of such confidential information which are in its

         possession.  As used in the preceding sentence, "confidential information relating to the Business" shall mean know-how, trade secrets, customer and supplier lists, marketing plans and

         strategies, designs, pricing and cost information, drawings,

         technical information and other proprietary information relating to the Business but shall not include information that (i) is publicly known (other than as a result of Seller's disclosure in violation of this Agreement), (ii) is disclosed to Seller by a third party that is not under any duty of confidentiality to

         Buyer, or (iii) is developed independently by or on behalf of

         Seller after the Closing Date.  In the event the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena,

         civil investigative demand or similar process) to disclose any confidential information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.5.  If, in the absence of a



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         protective order or the receipt of a waiver under this Section

         6.5, the Seller is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, the Seller may disclose the

         confidential information to the tribunal.  However, the Seller shall use its reasonable best efforts to obtain, at the reasonable request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as the Buyer shall designate.  The foregoing provisions shall not apply to any confidential information which is generally available to the public immediately prior to the time of disclosure.

6.6      Covenant Not to Compete.  The Seller, on behalf of itself and its

         Affiliates, in consideration of Buyer's purchase of the Assets and

         Buyer's entering into the Supply Agreement (as defined in Section

         6.6.4, below) with the Insul-Tab Division of Seller, agrees,

         subject to all of the provisions of this Section 6.6, for a period of three years after the Closing Date not to start up, acquire,

         operate or otherwise compete with the Buyer in a business that develops, markets, distributes or services the products or services of the Business or any products having specifications similar to such products in those countries throughout the world where the products or services of the Business have been sold.

         6.6.1 Nothing in this Agreement shall be deemed to restrict or prohibit Seller or its Affiliates from (i) continuing the

               operation of the Cowen Cable Division or the Insul-Tab

               Division of Seller, or both, and the business conducted by



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               them, including without limitation developing,

               manufacturing and marketing the products and services

               presently sold by them (as such operations and businesses

               are presently conducted which do not include any

               distribution function), subject to the provisions set forth in Section 6.6.2, below, with respect to the XTRA-GUARD

               products and in Section 6.6.3, below, with respect to sales of shrinkable tubing products; or (ii) developing,

               manufacturing or marketing electrical and electronic wire

               and cable harness assemblies.

         6.6.2 Seller, on behalf of itself and its Affiliates, agrees that for a period of three years after the Closing Date it will not sell or offer to sell (except to Buyer) any XTRA-GUARD products and that it will refer all inquires it receives

               for such products to Buyer.  The term "XTRA-GUARD products"

               shall mean products which have been sold or are currently

               sold under the trademark XTRA-GUARD or products whose

               specifications are substantially the same as or comparable to those which have been sold or are currently sold under

               the trademark XTRA-GUARD.

         6.6.3 Seller, on behalf of itself and its Affiliates, agrees that for a period of three years after the Closing Date, it

               shall pay a quarterly royalty to Buyer equal to 5% of the

               net sales price received by it or its Affiliates on account of all sales of shrinkable and non-shrinkable tubing

               products by it or its Affiliates to the extent that they

               exceed, on a per-customer basis, the level of sales of such



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               products made by the Insul-Tab Division over the 12 month

               period ending on September 30, 1996 (the "Yearly Base

               Line").  Seller shall provide together with each quarterly payment a report to Buyer of all such sales of shrinkable

               and non-shrinkable tubing products within 45 days after the end of each calendar quarter during the term of the three-

               year royalty period, together with a calculation and

               payment of the royalty amount due for the sales during the previous quarter ("Report"), based upon the corresponding

               quarter during the Yearly Base Line.  During the term of

               the three-year royalty period, (i) Seller's independent

               auditors will annually test the records of Sellers upon

               which the Reports for the previous fiscal year have been

               based and report their findings to Buyer and (ii) Buyer

               shall have the right, once per year, during normal business hours and upon reasonable advance notice to Seller, to test

               Seller's records and documents pertaining to Seller's sales of shrinkable and non-shrinkable tubing products.  Such

               testing shall be conducted by an independent account firm

               selected by Buyer and Buyer shall bear the cost of such

               test.

         6.6.4 Buyer and Seller shall enter into a Supply Agreement for

               Buyer's purchase of shrinkable and non-shrinkable tubing

               products that are produced by the Insul-Tab Division of

               Seller in accordance with the terms and conditions of such agreement.





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         6.6.5 If Seller sells or otherwise transfers, in whole or in part, the business of its Cowen Cable Division or the

               business of its Insul-Tab Division within three years after the Closing Date, Seller shall cause such buyer or

               transferee to concurrently assume Seller's obligations

               under Sections 6.6.2 or 6.6.3 (as the case may be) for the remainder of such three year period.

         6.6.6 To insure the greatest likelihood of enforceability of the covenants set forth in this Section 6.6 the Parties agree

               that: (i) the duration, products, services and area for

               which the covenant is to be effective are reasonable; (ii)

               if any court determines that the time period, products,

               services or the area, or all of them, are unreasonable and that the covenant is to that extent unenforceable, then the covenant shall remain in full force and effect to the

               greatest extent that would not render it unenforceable; and

               (iii) the covenant shall be deemed to be a series of

               separate covenants, one for each and every country where

               the products or services of the Business have been sold.

    6.7  Disclosures.  Before Closing, no Party, without the prior written consent of the other Party, will issue any press release or any similar public announcement concerning the transactions

         contemplated by this Agreement.  However, if in the opinion of counsel to any Party (which opinion shall be confirmed in writing by such counsel and promptly delivered to the other Party before disclosure), such disclosure is required by law or regulations of a stock exchange, the Parties will cooperate in preparing a press



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         release or releases, and unless the Parties otherwise agrees, such disclosures shall be limited to the disclosures so required in the opinion of counsel.

    6.8  Environmental Matters.  The Buyer shall not assume, and the Seller shall remain solely responsible for, the following Liabilities which shall be Retained Liabilities:  All Liabilities of any nature whatsoever whenever arising under or from compliance with any Environmental Laws, based upon any events occurring or conditions existing on or before the Closing Date (whether or not there is a migration or spreading after the Closing Date),

         relating in any manner to (i) operations conducted by the Seller,

         its Affiliates or predecessors, or (ii) the Assets or any

         facilities owned, leased or used by the Seller, its Affiliates or predecessors (whether or not such facilities are included in the

         Assets), whether such Liabilities relate to on-site or to a location other than such facilities, including without limitation any liability arising pursuant to the Comprehensive Environmental

         Response, Compensation and Liability Act of 1980, as amended, 42

         U.S.C. Section 9601 et seq. or similar state or local laws.

         6.8.1.1    Definitions

                    6.8.1.1.1      Terms used in this Section 6.8.1 which

                    are not otherwise defined in this Agreement for which

                    ISRA or regulations promulgated thereunder provide a

                    definition shall have the same meaning unless

                    otherwise designated herein.

                    6.8.1.1.2      For purposes of this Section 6.8.1, the

                    following terms shall have the following definitions:



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                         6.8.1.1.2.1    "Environment" shall mean and refer

                    to all conditions of soil (surface and subsurface),

                    geologic strata and formations, streams, rivers, bays,

                    ponds, impoundment, estuaries, or other surface water,

                    groundwater, occasional or perched water in or on the

                    surface or subsurface, marshes and other wetlands,

                    flood plains, sediments, sludges, air, waste, and all

                    materials applied to or associated with any physical

                    improvement or structure, including without

                    limitation, asbestos, radon, leadpaint, and foam

                    insulation whose use, removal, or disposal is subject

                    to any Environmental Law.

                         6.8.1.1.2.2    "Environmental Authority" shall

                    mean any federal, state or local governmental

                    authority, court or tribunal exercising jurisdiction

                    under Environmental Laws, including without

                    limitation, the New Jersey Department of Environmental

                    Protection ("NJDEP") and any successor agency.

                         6.8.1.1.2.3    "Land Use Covenants and/or Land Use

                    Restrictions" shall mean those measures (including

                    institutional and engineering controls) affecting the

                    title and use of real property, and obligations to

                    maintain cover and containment structures, and to

                    monitor and test environmental media and conditions as

                    prescribed by an Environmental Authority to protect

                    the public from unsafe exposures to hazardous or toxic

                    substances and which may be memorialized in documents



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                    of title to "run with the land" such as described in

                    the NJDEP document "Declaration of Environmental

                    Restrictions", and any successor document.

                         6.8.1.1.2.4    "No Further Action Letter" in

                    addition it its meaning in ISRA, shall include any No

                    Further Action Letter.

                         6.8.1.1.2.5    "Remedial Action Workplan" in

                    addition to having the same meaning as in ISRA and

                    NJSA 58: 10B-1, et seq. shall also include, at

                    Seller's reasonable discretion after consulting with

                    Buyer, an evaluation of site specific risks, technical

                    feasibility of alternative response actions, and/or

                    technical and engineering measures, including

                    institutional and engineering controls, techniques and

                    restrictions as Seller may propose in addressing the

                    environmental conditions of real property, or to

                    evaluate, mitigate and abate the risks to human health

                    and the Environment occasioned by the presence of

                    Hazardous Substances, as such term is defined at NJSA

                    13:1K-8, in concentrations and under conditions that

                    require a remedial action under ISRA including the

                    installation of containment systems, such as soil cap,

                    and water collection and treatment systems for

                    groundwater.  For purposes of this Section 6.8.1 a

                    Remedial Action Workplan need not include the

                    commitment to remove, or dispose of, any such

                    hazardous or toxic substances as asbestos, lead paint,



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                    or foam insulation, unless required by the NJDEP.

         6.8.1.2    Compliance with ISRA

                    6.8.1.2.1      In connection with the sale of Assets,

                    Seller shall either (i) obtain from NJDEP a "Letter of

                    Non-Applicability" or an equivalent written

                    determination by NJDEP that the transaction is exempt

                    from the requirements of ISRA; or (ii) attain

                    compliance with the requirements of ISRA by obtaining

                    from NJDEP (x) approval of a proposed "Negative

                    Declaration", as such term is defined at N.J.S.A.

                    13:1K-8, (y) a "No Further Action Letter," as such

                    term is defined at N.J.S.A. 13:1K-8, or (z) an

                    equivalent final written approval of the

                    implementation of a "Remedial Action Workplan" which

                    is satisfactory to NJDEP.  Receipt of any of such

                    approvals or documents from NJDEP along with payment

                    of all fees and costs together with compliance with

                    other requirements imposed by NJDEP under ISRA shall

                    be deemed "ISRA Compliance." As required by NJDEP,

                    Seller shall obtain and maintain a "Remediation

                    Funding Source" as such term is defined at N.J.S.A.

                    58:10B-1 in an amount and form approved by NJDEP.

                    Seller shall have the sole and exclusive

                    responsibility to comply at its own cost and expense

                    with ISRA (including without limitation ISRA

                    Compliance) in connection with the transaction.

                    Without limiting the foregoing, Seller shall bear all



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                    cost and expense of any Remedial Action Workplan both

                    before and after the Closing.  Seller shall diligently

                    pursue its ISRA Compliance efforts to conclusion.

         6.8.1.3    Cooperation.  Seller shall keep Buyer fully informed

                    of its progress in achieving ISRA Compliance by

                    sending copies of all correspondence and documents

                    sent by Seller to NJDEP or received by Seller from

                    NJDEP.  As requested and at Seller's expense, the

                    Buyer shall provide available information to Seller to

                    allow Seller to meet its obligations under this

                    Section 6.8.1.

         6.8.1.4    Right of Access.  If ISRA Compliance is not attained

                    prior to the Closing and if Buyer agrees to close,

                    Buyer agrees to grant to Seller, its consultants and

                    contractors, and NJDEP the right to enter upon all

                    real property affected by this Section 6.8.1 at all

                    reasonable times, upon reasonable advance notice, as

                    required to perform or monitor the work necessary for

                    Seller to achieve ISRA Compliance.

         6.8.1.5    Scope of Remediation and Environmental Restrictions

                    6.8.1.5.1      Subject to Seller's obligations under

                    Sections 6.8 and 6.8.1.2.1 (and the indemnity

                    provisions relating to such Sections), Buyer

                    acknowledges that in connection with and as a

                    condition of the concurrence of NJDEP with a Remedial

                    Action Workplan and/or the issuance of a Negative

                    Declaration, No Further Action Letter or written



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                    equivalent document, the use of real property may be

                    restricted against residential uses only, or

                    restrictions may be required on the withdrawal or use

                    of groundwater, or obligations may be imposed on the

                    real property through the provisions and recordation

                    of a Declaration of Environmental Restrictions and/or

                    the creation of a Classification Exception Area for

                    groundwater.

                    6.8.1.5.2      If as a requirement or condition of the

                    concurrence of NJDEP with a Remedial Action Workplan

                    and/or the issuance of a Negative Declaration, No

                    Further Action Letter, or written equivalent document,

                    Land Use Covenants and/or Land Use Restrictions,

                    including without limitation, engineering and

                    institutional controls, are required with respect to

                    real property, Buyer shall accept such Land Use

                    Covenants and/or Land Use Restrictions and shall

                    execute and record a Declaration of Environmental

                    Restrictions and/or accept a Classification Exception

                    Area designation for groundwater, and otherwise

                    execute and record all appropriate documents in

                    connection therewith; subject however, to Seller's

                    obligations under Sections 6.8 and 6.8.1.2.1 (and the

                    indemnity provisions relating to such Sections); and

                    provided further, that the uses allowed under such

                    covenants, restrictions, and declarations do not

                    materially adversely affect the utilization of the



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                    real property for commercial uses.

                    6.8.1.5.3   Seller's obligations with respect to its

                    compliance with ISRA under this Section 6.8.1 shall be

                    deemed terminated and of no further force and effect

                    after delivery from the NJDEP of the approval of a

                    Negative Declaration, No Further Action Letter or

                    written equivalent from NJDEP that the condition of

                    the Premises, as affected by Land Use Covenants and/or

                    Land Use Restrictions, or a classification Exception

                    Area, or any other conditions and/or restrictions

                    acceptable to NJDEP is satisfactory to NJDEP unless

                    the negative Declaration or No Further Action Letter

                    (or written equivalent) is set aside or withdrawn.

                    The receipt and delivery of a No Further Action Letter

                    or written equivalent from NJDEP which is conditional

                    upon satisfactory performance of long term monitoring

                    and testing activities and maintenance of applicable

                    Land Use Covenants and/or Land Use Restrictions shall

                    be deemed to satisfy Seller's obligations to comply

                    with ISRA under the requirements of this Section 6.8.1

                    as long as Buyer receives adequate written assurances

                    of Seller stating that it will timely perform any such

                    monitoring or testing activities and that it will have

                    the ability to do so.  Notwithstanding the foregoing,

                    Seller's obligations under Sections 6.8.1 and

                    6.8.1.2.1 (and the indemnity provisions relating to





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                    such Sections) shall survive and continue in force and

                    effect.

    6.9  Change of Lockbox Accounts.  The Seller shall take such steps as

         Buyer may reasonably request to cause Buyer, effective as of the

         Closing Date, to be substituted as the sole party having control over any lockbox to which customers of the Seller make payments,

         and to transfer to Buyer, effective as of the Closing Date, the bank accounts associated with such lockboxes, as well as other bank accounts specified by Buyer which are disbursement accounts.

    6.10 Employees and Employee Benefit Plans.

         6.10.1  Employment of Transferred Employees.

               6.10.1.1       On the Closing Date, Seller shall make

                              available for employment, and Buyer shall

                              offer to employ, all Active Employees.  The

                              Active Employees who accept such offers shall

                              become "Transferred Employees" as of the

                              Closing Date.  Except for any limitation

                              imposed by a collective bargaining agreement,

                              the Parties agree that the employment

                              relationship between the Transferred

                              Employees and the Buyer shall be at will,

                              that it shall be a new employment

                              relationship and that the Buyer is not

                              intended to be, and is not, successor to the

                              Seller in any legal sense with respect to the

                              employment relationships existing prior to





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                              the Closing Date between such Transferring

                              Employees and the Seller.

               6.10.1.2       The employment offers referenced in Section

                              6.10.1.1 above shall be at a wage or salary

                              level, whichever is applicable, that is

                              equivalent to the wage or salary level,

                              whichever is applicable, of each such

                              employee immediately prior to the Closing

                              Date.  Each such offer of employment to

                              Active Employees shall also include employee

                              benefit plans, programs and policies that are

                              substantially comparable in the aggregate to

                              the employee benefits of each such employee

                              immediately prior to the Closing Date (the

                              "Prior Employee Benefits"), except that

                              coverage to Transferred Employees shall not

                              be subject to any waiting period requirement,

                              exceptions for pre-existing conditions or gap

                              period requirement in addition to what was

                              provided by the Prior Employee Benefits.

               6.10.1.3       It is understood, however, that the employee

                              benefit plans included in the offers of

                              employment for any Transferred Employees of

                              the Business may not extend beyond (i) a

                              401(k) plan which is substantially comparable

                              to the Alpha Wire Corporation 401(k) plan and

                              (ii) medical insurance, severance, disability



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                              insurance, life insurance and dental

                              insurance which are substantially comparable

                              to those that Seller provides to its Active

                              Employees of the Business at the date of this

                              Agreement.  It is also understood that

                              neither Seller nor Buyer will have any

                              obligation to continue any supplemental

                              benefit plan, stock options, SARs, profit

                              sharing arrangement, Rabbi Trust, or other

                              incentive compensation arrangement Seller may

                              have with any Active Employee.

         6.10.2 Prior Service Credit.  For purposes of eligibility,

               vesting, and benefits accrual, the Buyer will ensure that

               its employee benefit plans for Transferred Employees treat employment with the Seller prior to the Closing Date the

               same as employment with the Buyer after the Closing Date

               ("Seller's Prior Service Credit").  Seller's Prior Service

               Credit for each Transferred Employee is noted on Exhibit

               6.10.2.

         6.10.3 Certain Retained Liabilities of the Seller..  The Buyer

               shall not assume, and the Seller shall remain solely

               responsible for, the following Liabilities and obligations which shall be Retained Liabilities:

               6.10.3.1  All Liabilities and obligations of whatever nature arising out of, asserted by or relating to past,

                         present or retired employees of the Seller or its

                         Affiliates who are not Transferred Employees,



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                         whenever arising, including without limitation (i)

                         those pertaining to benefits, rights,

                         entitlements, expense reimbursements, salary,

                         payroll or other payments, and (ii) those arising

                         by reason of the transfer or non-transfer of

                         employees contemplated by this Section 6.10;

               6.10.3.2  Except for those liabilities, if any, accrued on the Final Closing Balance Sheet (but only to the

                         extent of such accrual) pursuant to Section 1.6.1

                         above, all Liabilities and obligations of whatever

                         nature arising out of, asserted by or relating to

                         Transferred Employees, whenever arising, including

                         without limitation those pertaining to benefits,

                         rights, entitlements, expense reimbursements,

                         salary, payroll or other payments, to the extent

                         such Liabilities and obligations result from (i)

                         Buyer's failure to adopt or continue any employee

                         benefits which were provided by Seller or (ii) an

                         Occurrence taking place (or relating to a period)

                         on or before the Closing Date; provided, however,

                         with respect to the preceding clause (ii) that

                         with respect to Liabilities resulting from

                         workplace conditions or exposures which continue

                         after the Closing Date and for which the initial

                         claim is asserted after the Closing Date, Seller

                         shall remain responsible for the proportion of

                         such Liabilities attributable to periods on or



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                         prior to the Closing Date and Buyer shall be

                         responsible for the proportion of such Liabilities

                         attributable to periods after the Closing Date.

         6.10.4 Nonduplication.  Nothing in this Section 6.10 shall cause duplicate contributions or benefits to be paid to or with

               respect to any employee.

         6.10.5 No Changes.  Except in the Ordinary Course pursuant to

               Seller's customary merit review policies, without the

               Buyer's prior written consent, the Seller shall neither

               make nor permit any material change to be made in salaries,

               wages, employee benefit plans or other benefits from the

               date hereof through the Closing Date.

         6.10.6 Certain Reservations of Rights by the Buyer.

               6.10.6.1  Nothing herein expressed or implied shall confer upon any Person (including any Transferred

                         Employee or any other past or present employees of

                         the Seller or its Affiliates) other than the

                         Seller any rights or remedies of any nature or

                         kind whatsoever, including any right to employment

                         by the Buyer for any period or under any

                         particular terms and conditions or any third-party

                         beneficiary rights hereunder.

               6.10.6.2  Nothing herein shall prevent the Buyer at any time or times after the Closing Date from terminating,

                         reassigning, promoting or demoting individual

                         personnel or changing adversely or favorably the

                         titles, powers, duties, responsibilities,



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                         functions, locations, salaries, other

                         compensation, or terms and conditions of

                         employment of officers and employees of the Buyer.

               6.10.6.3  Nothing herein shall restrict in any way the right of the Buyer at any time or times after the

                         Closing Date to establish, amend or terminate any

                         employee benefit plan, arrangement, program,

                         practice, policy or procedure.

         6.11  Discharge of Retained Liabilities.  Seller shall discharge all Retained Liabilities in a timely manner.  No disclosure made by Seller (including any set out in the Disclosure

               Schedule) shall limit or modify any Retained Liability or

               Seller's obligation to satisfy such Retained Liability.

         6.12  Existence and Name.  The Seller agrees (i) to maintain its corporate existence at least until January 15, 2000 and to notify Buyer (at least 30 days in advance) should it decide thereafter to dissolve and (ii) to change its name to a

               name not confusingly similar to "Alpha" or "Alpha Wire".

7   CONDITIONS TO OBLIGATION TO CLOSE

    7.1  Conditions to Obligation of the Buyer.  The obligation of the

         Buyer to consummate the transactions to be performed by it in connection with Closing is subject to satisfaction of the

         following conditions (or their waiver in writing by the Buyer):

         7.1.1 the representations and warranties set forth in Article 3 above shall be true and correct in all material respects at and as of the Closing Date;





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         7.1.2 the Seller shall have performed and complied with all of its covenants that it must perform prior to the Closing;

         7.1.3 the Seller shall have procured all Consents referred to in

               Section 5.2 above;

         7.1.4 no action, suit or proceeding shall be pending or

               threatened before any court or quasi-judicial or

               administrative agency of any federal, state, local or

               foreign jurisdiction wherein an unfavorable judgment,

               order, decree, stipulation, injunction or charge would (i)

               prevent consummation of any of the transactions

               contemplated by this Agreement, (ii) cause any of the

               transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control the Assets or the

               Business (and no such judgment, order, decree, stipulation,

               injunction or charge shall be in effect);

         7.1.5 the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above

               in Sections 7.1.1 through 7.1.4 is satisfied in all

               respects;

         7.1.6 the Parties shall have received all authorizations,

               consents and approvals of governments and governmental

               agencies set forth in Exhibit 7.1.6;

         7.1.7 the relevant Parties shall have entered into the Ancillary

               Agreements in form and substance as set forth in Exhibit

               7.1.7 (and with respect to the Supply Agreement, the



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               Parties shall have agreed on the pricing provisions and

               list of products), and the same shall be in effect;

         7.1.8 all actions to be taken by the Seller in connection with consummation of the contemplated transactions and all

               certificates, opinions, instruments and other documents

               required to effect the contemplated transactions will be

               reasonably satisfactory in form and substance to the Buyer;

         7.1.9 on the Closing Date, there shall not exist any damage to or destruction of any parts of the Business, the restoration

               costs of which would exceed $25,000 individually or

               $100,000 in the aggregate;

         7.1.10 at Buyer's request, the Seller shall have removed and disposed of any Regulated Materials in storage on any real property owned or leased by the Seller and used in the

               Business, and the Seller shall have provided written

               confirmation of such removal and disposal reasonably

               satisfactory to the Buyer;

         7.1.11 the Buyer in its discretion shall have found acceptable any revisions of the Disclosure Schedules made by Seller

               pursuant to Section 5.6;

         7.1.12 the Seller shall have provided written evidence

               satisfactory to Buyer of the termination and release of any

               Security Interest covering any of the Assets, including

               letters from the lenders containing payoff amounts and

               reasonable assurance covenants in favor of Buyer.

         7.1.13 the Buyer shall have completed its due diligence review and inspections with respect to (i) environmental, health and



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               safety matters, (ii) all improvements to real property

               (including storm sewers and sewer pipes), (iii) the

               opposition proceedings noted in Section 3.12.2 of the

               Disclosure Schedule and (iv) title to real property, and

               the results of such review and inspections shall be

               acceptable to the Buyer in its sole discretion; and

         7.1.14 the Parties, through their designated Affiliates, shall have entered into an asset purchase agreement for the

               purchase by Buyer's designated Affiliate of the U.K. assets from Seller's Affiliate, Alpha Wire Limited, relating to

               the distribution of wire and cable products, the provisions of which shall be acceptable to Buyer in its sole

               discretion but shall, in any event, be substantially the

               same as the provisions of this Agreement, except that no

               additional Purchase Price shall be payable for such assets.

    7.2  Conditions to Obligation of the Seller.  The obligation of the

         Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (or their waiver in writing by the Seller):

         7.2.1 the representations and warranties set forth in Article 4 above shall be true and correct in all material respects at and as of the Closing Date;

         7.2.2 the Buyer shall have performed and complied with all of their covenants that they must perform prior to the

               Closing;

         7.2.3 no action, suit or proceedings shall be pending or

               threatened before any court or quasi-judicial or



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               administrative agency of any federal, state, local or

               foreign jurisdiction wherein an unfavorable judgment,

               order, decree, stipulation, injunction or charge would (i)

               prevent consummation of any of the transactions

               contemplated by this Agreement or (ii) cause any of the

               transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order,

               decree, stipulation, injunction or charge shall be in

               effect);

         7.2.4 the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above

               in Sections 7.2.1 through 7.2.3 is satisfied in all

               respects;

         7.2.5 the Parties shall have received all authorizations,

               consents and approvals of governments and governmental

               agencies set forth in any attachment hereto;

         7.2.6 the relevant Parties shall have entered into the Ancillary

               Agreements in form and substance as set forth in Exhibit

               7.1.7 (and with respect to the Supply Agreement, the

               Parties shall have agreed on the pricing provisions and

               list of products), and the same shall be in effect;

         7.2.7 all actions to be taken by the Buyer in connection with consummation of the contemplated transactions and all

               certificates, opinions, instruments and other documents

               required to effect the contemplated transactions will be

               reasonably satisfactory in form and substance to the

               Seller;



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         7.2.8 the Parties, through their designated Affiliates, shall have entered into an asset purchase agreement for the

               purchase by Buyer's designated Affiliate of the U.K. assets from Seller's Affiliate, Alpha Wire Limited, relating to

               the distribution of wire and cable products, the provisions of which shall be acceptable to Seller in its sole

               discretion but shall, in any event, be substantially the

               same as the provisions of this Agreement, except that no

               additional Purchase Price shall be payable for such assets.



8   REMEDIES FOR BREACHES OF THIS AGREEMENT

    8.1  Survival.  All representations, warranties, and covenants of the

         Parties contained in this Agreement shall survive the Closing and continue in effect for the following periods:

         8.1.1 Each Party's covenants shall continue forever;

         8.1.2 Seller's representations and warranties shall expire as follows:  (i) with respect to Section 3.2 ("Authorization

               of Transaction"), 3.5 ("Assets"), 3.21 ("Employee

               Benefits"), and 3.23 ("Environment Health & Safety"), three years after the Closing Date; and (ii) with respect to all others, two years after the Closing Date.

         8.1.3 the Buyer's representations and warranties shall expire three years after the Closing Date.

         Each Party must assert any claim involving a representation,

         warranty or covenant against the other Party before expiration of any applicable survival period.  Notwithstanding any contrary provision, as long as the claim is asserted timely, the claim will



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         continue to be valid and assertible even though the survival period may subsequently expire before the claim is resolved.

    8.2  Indemnification Provisions for Benefit of the Buyer.  If the

         Seller breaches any of its representations, warranties, or covenants contained in this Agreement (or in any of the Ancillary

         Agreements, Schedules or Exhibits referred to herein), then the

         Seller agrees to defend, indemnify and save harmless the Buyer,

         its Affiliates  and its and their directors, officers and

         employees ("Buyer's Indemnified Group") from and against the entirety of any Liability that any of the Buyer's Indemnified

         Group may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.  The Seller also agrees to defend, indemnify and save harmless the Buyer's Indemnified Group from and against the entirety of any Liability that any of the

         Buyer's Indemnified Group may suffer through and after the date of the claim for indemnification resulting from, arising out of,

         relating to, or in the nature of any of the Retained Liabilities.

    8.3  Indemnification Provisions for Benefit of the Seller.  If the

         Buyer breaches any of its representations, warranties, or

         covenants contained in this Agreement (or in any of the Ancillary

         Agreements, Schedules or Exhibits referred to herein), then the

         Buyer agrees to defend, indemnify and save harmless the Seller,

         its Affiliates and its and their directors, officers and employees

         ("Seller' Indemnified Group") from and against the entirety of any liability that any of the Seller' Indemnified Group may suffer through and after the date of the claim for indemnification



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         resulting from, arising out of, relating to, in the nature of, or caused by the breach.

    8.4  Matters Involving Third Parties.  If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the

         Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying

         Party thereby is damaged.  In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the

         Indemnified Party has given notice of the matter that the

         Indemnifying Party is assuming the defense thereof, (i) the

         Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the

         Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the

         Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and

         (iv) the Indemnifying Party will not consent to the entry of any



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         judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all

         Liability with respect thereto, without the written consent of the

         Indemnified Party (not to be withheld unreasonably). If the

         Indemnifying Party fails to notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the

         Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

    8.5  Limitations on Indemnification.

         8.5.1 Basket.  Notwithstanding any contrary provision in this

               Section 8, Buyer shall not make any claim for

               indemnification under Section 8.2 for any breach by Seller of any representation or warranty in Section 3 until the

               aggregate amount of all such claims of the Buyer exceeds

               $250,000 (the "Basket"), in which event the Buyer's

               Indemnified Group shall be entitled to such indemnification for all amounts, including all amounts forming any part of the Basket.

         8.5.2 Insurance Proceeds and Cap.  Notwithstanding any contrary provision in this Section 8, the Seller's liability under

               this Agreement, except as noted below, shall not exceed $14 million (the "Cap").  Notwithstanding the preceding

               sentence, the Cap will not apply, and Seller's liability

               will not be so limited, with respect to the following:



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               (i)  Section 6.6 ("Covenant not to Compete");

               (ii) Section 6.5 ("Confidentiality");

               (iii)Section 6.8 ("Environmental Matters");

               (iv) Section 6.10.3 ("Certain Retained Liabilities of the

                    Seller");

               (v)  Any of the representations and warranties noted in

                    Section 8.1.2 (i);

               (vi) The Balance Sheet Payment, to the extent payable by

                    Seller; and

               (vii)The indemnity covenant in Section 8.2 insofar as it

                    relates to any of the representations, warranties or

                    covenants noted above in subparts (i) - (vi) of this

                    Section 8.5.2.

         Notwithstanding any contrary provision in this Section 8, any claim asserted by any of the Buyer's Indemnified group or any of the Seller's Indemnified group, as the case may be, will be reduced by the amount of any insurance proceeds actually recovered by the claimant which directly relates to such claim.

    8.6  Arbitration.  Any claim or dispute arising in connection with

         Sections 8.2, 8.3, 8.4 or 8.5 of this Article 8 shall be finally settled by arbitration under the Commercial Arbitration rules and the guidelines for Expediting Larger, Complex Commercial

         Arbitrations of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over it, provided each arbitrator, as required by these procedures, has been appointed and the Parties have agreed on the procedures to conduct the arbitration



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         (including discovery procedures) within 60 days after the Party requesting arbitration has sent notice of its claim to the other

         Party ("Deadline").  If any of such conditions is not met by the

         Deadline (unless the failure to do so is beyond the reasonable control of either Party, in which event the Deadline will be extended for an additional 30 days), neither Party shall have any obligation to arbitrate the claim unless they mutually agree to do so; in such event, each Party may in its sole discretion withhold its consent.  There shall be three arbitrators, all of whom shall be fully active in their respective occupations and shall conduct themselves as neutrals, and whose chairman shall be an attorney experienced in arbitrating large commercial disputes.  Each party shall appoint one arbitrator, and the two arbitrators shall appoint the third.  All arbitrators shall be compensated at their normal hourly or per diem rates for all time spent by them in connection with the arbitration proceedings.  The arbitration shall be held in Chicago, Illinois.  A preliminary hearing shall be held.  The arbitrators shall actively manage the arbitration to make it fair, expeditious, economical and less burdensome and adversarial than litigation, and the award rendered shall not include punitive damages but shall state its reasoning.  Any party may request a court to provide interim relief without waiving the agreement to arbitrate.



9   TERMINATION.

    9.1  Termination of Agreement. The Parties may terminate this Agreement as provided below:



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         9.1.1 the Parties may terminate this Agreement by mutual written consent of all the Parties at any time prior to the

               Closing;

         9.1.2 the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if

               the Seller is in breach, and the Seller may terminate this

               Agreement by giving written notice to the Buyer at any time prior to the Closing if the Buyer is in breach, of any

               material representation, warranty, or covenant contained in this Agreement in any material respect and which breach has not been cured within ten days after receipt of written

               notice of such breach;

         9.1.3 the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if

               the Closing shall not have occurred on or before January

               31, 1997 by reason of the failure of any condition

               precedent under Section 7.1 (unless the failure results

               primarily from the Buyer's breaching any representation,

               warranty, or covenant contained in this Agreement); or

         9.1.4 the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the

               Closing shall not have occurred on or before January 31,

               1997 by reason of the failure of any condition precedent

               under Section 7.2 (unless the failure results primarily

               from the Seller's breaching any representation, warranty,

               or covenant contained in this Agreement).





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10  GENERAL MATTERS

    10.1 No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

    10.2 Entire Agreement.  This Agreement and the Ancillary Agreements

         (including any schedules or attachments that are referenced in such agreements) constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or

         representations by or among the Parties, written or oral, that relate to the subject matter.

    10.3 Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this

         Agreement or any of its rights, interests, or obligations

         hereunder without the prior written approval of the other Parties;

         provided, however, that the Buyer may (i) assign any of its rights and interests under this Agreement to one or more of its

         Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

    10.4 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

    10.5 Headings.  The Article and section headings contained in this

         Agreement and in the Schedules are inserted for convenience only





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         and shall not affect in any way the meaning or interpretation of this Agreement.

    10.6 Notices.  All notices and other communications under this

         Agreement shall be in writing and shall be deemed given (i) when actually delivered by hand or mail, (ii) when transmitted by prepaid cable or telecopier, with confirmation of receipt,

         provided that a copy is sent at about the same time by registered or certified mail, return receipt requested, or (iii) five days after being sent by Express Mail, Federal Express or other express delivery service, to the addressee at the following addresses or telecopier numbers (or to such other address or telecopier number as a party may specify from time to time by notice hereunder):

         If to the Seller:    Alpha Wire Corporation
                              c/o Three Cities Research
                              24th Floor
                              New York, NY 10022

                              Attention:     Philip R. Cowen
                              Telephone:     (212) 702-9142
                              Facsimile:     (212) 702-9125

         If to the Buyer:     Belden Wire & Cable Company
                              c/o Belden Inc.
                              7701 Forsyth Boulevard
                              Suite 800
                              St. Louis, Missouri 63105

                              Attention:     Secretary
                              Telephone:     314-854-8000
                              Facsimile:     314-854-8001

    10.7 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation,

         or breach of warranty or covenant under this Agreement or affect



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         in any way any rights arising by virtue of any prior or subsequent such occurrence.

    10.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    10.9 Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement or the transactions contemplated by it. The Seller agrees that except as disclosed in Exhibit 10.9, it has not paid any amount to any third party, and will not pay any amount to any third party until after the Closing, with respect to any of its costs and expenses (including legal fees and expenses) incurred in connection with this Agreement or the transactions contemplated by

         it.
    10.10 Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated under them, unless the context requires otherwise. The Parties intend that each representation,

         warranty, and covenant contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty, or covenant contained in this Agreement in any respect, that there exists another representation,

         warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate that the Party is in breach of the first representation, warranty, or covenant.

    10.11 Incorporation of Schedules. The Schedules identified in this Agreement are incorporated by reference and made a part of this

         Agreement.




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    10.12 Specific Performance.  Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly,

         each Party agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of it in any action instituted in any court having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.








































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    10.13 Governing Law.  The laws of Illinois shall govern the interpretation of this Agreement.


11  DISPUTE RESOLUTION

    11.1 Settlement Attempt.  The Parties agree that, except as provided in
         Section 2.11, any claim or dispute between them arising out of or in connection with this Agreement or any alleged breach of this Agreement (a "Claim") shall be submitted promptly to an executive of Seller and Buyer who shall have authority to settle the Claim, and who shall meet in Chicago, Illinois, within 30 days of such submission to seek in good faith an amicable settlement. In seeking an amicable settlement, the Parties may consult with a neutral third party mediator if both agree in writing. Unless the Parties agree to the contrary in writing, any advice or decision of the mediator shall not be binding.
    11.2 Litigation.  Subject to Section 8.6, any Claim which is not settled by the Parties within sixty (60) days of notice thereof first being given by either Party to the other may be pursued by a

         Party in any court having subject matter and personal jurisdiction.

    The Parties have executed this Agreement on the date first above written.



    BUYER:                    BELDEN WIRE & CABLE COMPANY


                              By:/s/ Kevin L. Bloomfield
                              Name: Kevin L. Bloomfield
                              Title: Vice President


    SELLER:                   ALPHA WIRE CORPORATION


                              By: /s/ Philip R. Cowen
                              Name: Philip R. Cowen
                              Title: Chief Executive Officer